Exhibit 2.1

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into effective as of May 2, 2011 (the “Effective Date”), by and between Pacific Office Properties Trust/3800 N. Central, LLC, a Delaware limited liability company (“Unit 1 Owner”), Pacific Office Properties Trust/3838 N. Central, LLC, a Delaware limited liability company (“Unit 2 Owner”), Pacific Office Properties Trust/4000 N. Central, LLC, a Delaware limited liability company (“Unit 3 Owner”, together with Unit 1 Owner and Unit 2 Owner, collectively, the “Owners”, and each, an “Owner”), and POP City Square, LLC, a Delaware limited liability company (“POP Member”), AGR VIII CS Member, L.L.C., a Delaware limited liability company (“AG VIII Member”), AGR VIII (A) CS Member, L.L.C., a Delaware limited liability company (“AG VIII (A) Member”, together with AG VIII Member, the “AG Members” and each, an “AG Member”) and AG-POP CS Parent, L.L.C., a Delaware limited liability company (“AG-POP Parent”).

RECITALS

A.           Unit 1 Owner is the owner of the following:

(1)           That certain real property commonly known as City Square Unit 1 of the City Square Condominium and the limited common elements and common elements thereto, located at 3800 N. Central Avenue, in the City of Phoenix, County of Maricopa, State of Arizona, identified on City of Phoenix and County of Maricopa tax maps as 118-31-007A, and more particularly described in Exhibit A-1 attached hereto (collectively, the “Unit 1 Land”);

(2)           All rights, privileges, easements, tenements, hereditaments, rights of way and appurtenances which belong to or appertain to the Unit 1 Land, including, without limitation, all appurtenant parking rights and all development rights relating to the Unit 1 Land (collectively, the “Unit 1 Appurtenances”);

(3)           All improvements and facilities now existing or placed, constructed, or installed upon the Unit 1 Land (collectively, the “Unit 1 Improvements” and, together with the Unit 1 Land and the Unit 1 Appurtenances, the “Unit 1 Real Property”);

(4)           All of Unit 1 Owner’s right, title and interest in any and all tangible and intangible personal property, including, without limitation, all furniture, fixtures, fittings, apparatus, appliances, vehicles, equipment and machinery and other articles of personal property located on, attached to, appurtenant to or used or usable in connection with the Unit 1 Real Property (collectively, the “Unit 1 Personal Property”);

(5)           All intangible property owned or held by Unit 1 Owner in connection with the ownership, use and/or operation of the Unit 1 Real Property, including, without limitation, all entitlements, permits, maps, surveys, plans, drawings, reports, studies, licenses and agreements (collectively, the “Unit 1 Intangible Property”); and

(6)           All of Unit 1 Owner’s right, title and interest in all leases, lease amendments, exhibits, addenda and riders thereto including, without limitation, operating leases, rental agreements, licenses or similar instruments creating a possessory interest in the Unit 1 Real Property (collectively, the “Unit 1 Leases” and, together with the Unit 1 Real Property, the Unit 1 Personal Property and the Unit 1 Intangible Property, the “Unit 1 Property”).

B.           Unit 2 Owner is the owner of the following:

(1)           That certain real property commonly known as City Square Unit 2 of the City Square Condominium and the limited common elements and common elements thereto, located at 3838 N. Central Avenue, in the City of Phoenix, County of Maricopa, State of Arizona, identified on City of Phoenix and County of Maricopa tax maps as 118-31-008, and more particularly described in Exhibit A-2 attached hereto (collectively, the “Unit 2 Land”);

(2)           All rights, privileges, easements, tenements, hereditaments, rights of way and appurtenances which belong to or appertain to the Unit 2 Land, including, without limitation, all appurtenant parking rights and all development rights relating to the Unit 2 Land (collectively, the “Unit 2 Appurtenances”);

(3)           All improvements and facilities now existing or placed, constructed, or installed upon the Unit 2 Land (collectively, the “Unit 2 Improvements” and, together with the Unit 2 Land and the Unit 2 Appurtenances, the “Unit 2 Real Property”);

(4)           All of Unit 2 Owner’s right, title and interest in any and all tangible and intangible personal property, including, without limitation, all furniture, fixtures, fittings, apparatus, appliances, vehicles, equipment and machinery and other articles of personal property located on, attached to, appurtenant to or used or usable in connection with the Unit 2 Real Property (collectively, the “Unit 2 Personal Property”);

(5)           All intangible property owned or held by Unit 2 Owner in connection with the ownership, use and/or operation of the Unit 2 Real Property, including, without limitation, all entitlements, permits, maps, surveys, plans, drawings, reports, studies, licenses and agreements (collectively, the “Unit 2 Intangible Property”); and

(6)           All of Unit 2 Owner’s right, title and interest in all leases, lease amendments, exhibits, addenda and riders thereto including, without limitation, operating leases, rental agreements, licenses or similar instruments creating a possessory interest in the Unit 2 Real Property (collectively, the “Unit 2 Leases” and, together with the Unit 2 Real Property, the Unit 2 Personal Property and the Unit 2 Intangible Property, the “Unit 2 Property”).

C.           Unit 3 Owner is the owner of the following:

(1)           That certain real property commonly known as City Square Unit 3 of the City Square Condominium and the limited common elements and common elements thereto, located at 4000 N. Central Avenue, in the City of Phoenix, County of Maricopa, State of Arizona, identified on City of Phoenix and County of Maricopa tax maps as 118-31-009-6, and more particularly described in Exhibit A-3 attached hereto (collectively, the “Unit 3 Land”);

(2)           All rights, privileges, easements, tenements, hereditaments, rights of way and appurtenances which belong to or appertain to the Unit 3 Land, including, without limitation, all appurtenant parking rights and all development rights relating to the Unit 3 Land (collectively, the “Unit 3 Appurtenances”);

(3)           All improvements and facilities now existing or placed, constructed, or installed upon the Unit 3 Land (collectively, the “Unit 3 Improvements” and, together with the Unit 3 Land and the Unit 3 Appurtenances, the “Unit 3 Real Property”);

(4)           All of Unit 3 Owner’s right, title and interest in any and all tangible and intangible personal property, including, without limitation, all furniture, fixtures, fittings, apparatus, appliances, vehicles, equipment and machinery and other articles of personal property located on, attached to, appurtenant to or used or usable in connection with the Unit 3 Real Property (collectively, the “Unit 3 Personal Property”, and together with the Unit 1 Personal Property and the Unit 2 Personal Property, collectively, the “Personal Property);

(5)           All intangible property owned or held by Unit 3 Owner in connection with the ownership, use and/or operation of the Unit 3 Real Property, including, without limitation, all entitlements, permits, maps, surveys, plans, drawings, reports, studies, licenses and agreements (collectively, the “Unit 3 Intangible Property”); and

(6)           All of Unit 3 Owner’s right, title and interest in all leases, lease amendments, exhibits, addenda and riders thereto including, without limitation, operating leases, rental agreements, licenses or similar instruments creating a possessory interest in the Unit 3 Real Property (collectively, the “Unit 3 Leases” and, together with the Unit 3 Real Property, the Unit 3 Personal Property and the Unit 3 Intangible Property, the “Unit 3 Property”, and together with the Unit 1 Property and the Unit 2 Property, collectively, the “Properties”, and each, a “Property”).

D.           Concurrently with the Effective Date, pursuant to this Agreement, (i) Unit 1 Owner is contributing the Unit 1 Property to AG-POP Parent and conveying same to AG-POP CS 3800 Owner, L.L.C., a Delaware limited liability company (“AG-POP CS 3800 Owner”), a wholly-owned subsidiary of AG-POP Parent; (ii) Unit 2 Owner is contributing the Unit 2 Property to AG-POP Parent and conveying same to AG-POP CS 3838 Owner, L.L.C., a Delaware limited liability company (“AG-POP CS 3838 Owner”), a wholly-owned subsidiary of AG-POP Parent; and (iii) Unit 3 Owner is contributing the Unit 3 Property to AG-POP Parent and conveying same to AG-POP CS 4000 Owner, L.L.C., a Delaware limited liability company (“AG-POP CS 4000 Owner”), a wholly-owned subsidiary of AG-POP Parent, in exchange for the receipt by POP Member (who is an affiliate of Unit 1 Owner, Unit 2 Owner and Unit 3 Owner) of a membership interest in AG-POP Parent.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Closing.

(a)           Closing.  The consummation of the transactions contemplated hereby (the “Closing”), shall take place through the offices of First American Title Insurance Company, 1825 Eye Street, NW, Suite 302, Washington, D.C. 20006 (the “Escrow Holder”) on the Effective Date.

(b)           Deliveries by the Owners.

i.           The Unit 1 Property.  On or before the Effective Date, Unit 1 Owner is executing and delivering the following items and documents to Escrow Holder:

(1)           A special warranty deed in the form of Exhibit B attached hereto (the “Deed”), conveying the Unit 1 Real Property to AG-POP CS 3800 Owner (the “Unit 1 Deed”),

(2)           A bill of sale, assignment and assumption of contracts, leases, personal property and intangible property in the form of Exhibit C attached hereto (the “Bill of Sale and Assignment”), conveying to AG-POP CS 3800 Owner, the Unit 1 Personal Property, the Unit 1 Intangible Property, and all contracts related to the Unit 1 Personal Property,

(3)           A notice letter, in the form of Exhibit D attached hereto (the “Tenant Notice Letter”), to each tenant advising it of the within transfer and conveyance and directing it to pay rent to AG-POP CS 3800 Owner or, at AG-POP CS 3800 Owner’s option, to AG-POP CS 3800 Owner’s designee,

(4)           A signed notice letter, in the form of Exhibit E attached hereto (the “Contract Notice Letter”), to each contract party, or service or materials provider or supplier, advising it of the within transfer and conveyance and directing it to address all correspondence and bills to AG-POP CS 3800 Owner or, at AG-POP CS 3800 Owner’s option, to AG-POP CS 3800 Owner’s designee,

(5)           Signed notice letters, in the forms of Exhibit F-1, Exhibit F-2 and Exhibit F-3 attached hereto (the “Required Notice”), to certain parties under that certain Maintenance and Cost Sharing Agreement, dated as of August 18, 2005 (the “Maintenance Agreement”), that certain Parking Agreement, dated as of August 18, 2005 (the “Parking Agreement”), and the City Square Condominium Association, respectively, advising them of the within transfer and conveyance and directing them to address all correspondence to AG-POP CS 3800 Owner or, at AG-POP CS 3800 Owner’s option, to AG-POP CS 3800 Owner’s designee,

(6)           An affidavit of non-foreign status, in the form of Exhibit G attached hereto (a “FIRPTA Affidavit”), certifying that Unit 1 Owner (or to the extent Unit 1 Owner is a disregarded entity, its sole owner for U.S. federal income tax purposes) is not a “foreign person” pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder,

(7)           A non-imputation affidavit, in the form of Exhibit I attached hereto (the “Non-Imputation Affidavit”), and an owner’s affidavit, in the form of Exhibit J attached hereto (the “Owner’s Affidavit”), which are required by the Title Company (as hereinafter defined) and the Escrow Holder necessary for the issuance of the Unit 1 Title Policy (as hereinafter defined),

(8)           Such other affidavits and indemnities required by the Title Company and the Escrow Holder necessary for the issuance of the Unit 1 Title Policy, and

(9)           Documentation confirming the authority of Unit 1 Owner to convey the Unit 1 Property to AG-POP CS 3800 Owner and such other documents as are customarily required by Escrow Holder in connection with real estate closings or customarily required by First American Title Insurance Company and Commonwealth Land Title Insurance Company (collectively, the “Title Company”) as a condition to the issuance of an ALTA owner’s policy of title insurance in the amount of  $12,624,000 showing title to the Unit 1 Real Property vested in AG-POP CS 3800 Owner and otherwise in form satisfactory to AG-POP CS 3800 Owner (the “Unit 1 Title Policy”).

ii.           The Unit 2 Property.  On or before the Effective Date, Unit 2 Owner is executing and delivering the following items and documents to Escrow Holder:

(1)           A special warranty deed in the form of the Deed, conveying the Unit 2 Real Property to AG-POP CS 3838 Owner (the “Unit 2 Deed”),

(2)           A bill of sale, assignment and assumption of contracts, leases, personal property and intangible property in the form of the Bill of Sale and Assignment, conveying to AG-POP CS 3838 Owner, the Unit 2 Personal Property, the Unit 2 Intangible Property, and all contracts related to the Unit 2 Personal Property,

(3)           A notice letter, in the form of the Tenant Notice Letter, to each tenant advising it of the within transfer and conveyance and directing it to pay rent to AG-POP CS 3838 Owner or, at AG-POP CS 3838 Owner’s option, to AG-POP CS 3838 Owner’s designee,

(4)           A signed notice letter, in the form of the Contract Notice Letter, to each contract party, or service or materials provider or supplier, advising it of the within transfer and conveyance and directing it to address all correspondence and bills to AG-POP CS 3838 Owner or, at AG-POP CS 3838 Owner’s option, to AG-POP CS 3838 Owner’s designee,

(5)           Signed notice letters, in the forms of the Required Notice, to certain parties under the Maintenance Agreement, the Parking Agreement and the City Square Condominium Association, respectively, advising them of the within transfer and conveyance and directing them to address all correspondence to AG-POP CS 3838 Owner or, at AG-POP CS 3838 Owner’s option, to AG-POP CS 3838 Owner’s designee,

(6)           A FIRPTA Affidavit, certifying that Unit 2 Owner (or to the extent Unit 2 Owner is a disregarded entity, its sole owner for U.S. federal income tax purposes) is not a “foreign person” pursuant to Section 1445 of the Code and the regulations promulgated thereunder,

(7)           A non-imputation affidavit, in the form of the Non-Imputation Affidavit, and an owner’s affidavit, in the form of the Owner’s Affidavit, which are required by the Title Company and the Escrow Holder necessary for the issuance of the Unit 2 Title Policy (as hereinafter defined),

(8)           Such other affidavits and indemnities required by the Title Company and the Escrow Holder necessary for the issuance of the Unit 2 Title Policy,

(9)           Documentation confirming the authority of Unit 2 Owner to convey the Unit 2 Property to AG-POP CS 3838 Owner and such other documents as are customarily required by Escrow Holder in connection with real estate closings or customarily required by the Title Company as a condition to the issuance of an ALTA owner’s policy of title insurance in the amount of $15,600,000  showing title to the Unit 2 Real Property vested in AG-POP CS 3838 Owner  and otherwise in form satisfactory to AG-POP CS 3838 Owner (the “Unit 2 Title Policy”), and

(10)           An assignment and acceptance of declarant’s rights in the form of Exhibit P attached hereto (the “Assignment of Declarant’s Rights”).

iii.           The Unit 3 Property.  On or before the Effective Date, Unit 3 Owner is executing and delivering the following items and documents to Escrow Holder:

(1)           A special warranty deed in the form of the Deed, conveying the Unit 3 Real Property to AG-POP CS 4000 Owner (the “Unit 3 Deed”, and together with the Unit 1 Deed and the Unit 2 Deed, the “Unit Deeds”),

(2)           A bill of sale, assignment and assumption of contracts, leases, personal property and intangible property in the form of the Bill of Sale and Assignment, conveying to AG-POP CS 4000 Owner, the Unit 3 Personal Property, the Unit 3 Intangible Property, and all contracts related to the Unit 3 Personal Property,

(3)           A notice letter, in the form of the Tenant Notice Letter, to each tenant advising it of the within transfer and conveyance and directing it to pay rent to AG-POP CS 4000 Owner or, at AG-POP CS 4000 Owner’s option, to AG-POP CS 4000 Owner’s designee,

(4)           A signed notice letter, in the form of the Contract Notice Letter, to each contract party, or service or materials provider or supplier, advising it of the within transfer and conveyance and directing it to address all correspondence and bills to AG-POP CS 4000 Owner or, at AG-POP CS 4000 Owner’s option, to AG-POP CS 4000 Owner’s designee,

(5)           Signed notice letters, in the forms of the Required Notice, to certain parties under the Maintenance Agreement, the Parking Agreement and the City Square Condominium Association, respectively, advising them of the within transfer and conveyance and directing them to address all correspondence to AG-POP CS 4000 Owner or, at AG-POP CS 4000 Owner’s option, to AG-POP CS 4000 Owner’s designee,

(6)           A FIRPTA Affidavit, certifying that Unit 3 Owner (or to the extent Unit 3 Owner is a disregarded entity, its sole owner for U.S. federal income tax purposes) is not a “foreign person” pursuant to Section 1445 of the Code and the regulations promulgated thereunder,

(7)           A non-imputation affidavit, in the form of the Non-Imputation Affidavit, and an owner’s affidavit, in the form of the Owner’s Affidavit, which are required by the Title Company and the Escrow Holder necessary for the issuance of the Unit 3 Title Policy (as hereinafter defined),

(8)           Such other affidavits and indemnities required by the Title Company and the Escrow Holder necessary for the issuance of the Unit 3 Title Policy, and

(9)           Documentation confirming the authority of Unit 3 Owner to convey the Unit 3 Property to AG-POP CS 4000 Owner and such other documents as are customarily required by Escrow Holder in connection with real estate closings or customarily required by the Title Company as a condition to the issuance of an ALTA owner’s policy of title insurance in the amount of $19,776,000 showing title to the Unit 3 Real Property vested in AG-POP CS 4000 Owner and otherwise in form satisfactory to AG-POP CS 4000 Owner (the “Unit 3 Title Policy”).

(c)           Additional Delivery by the Owners.  On or before the Effective Date, the Owners are causing the individuals listed on Exhibit S-1 attached hereto to execute and deliver to Escrow Holder (i) the acceptance letters and resignation letters in respect of the offices set forth on Exhibit S-1 opposite their names, in the forms of Exhibit S-2 attached hereto, and (ii) the Consent of the Board of Directors of the City Square Condominium Association regarding the Assignment and Subordination of Management Agreement (Condo Association), in the form of Exhibit T attached hereto.

(d)           Deliveries by AG-POP Parent.  On or before the Effective Date, AG-POP Parent shall deposit (or shall cause to be deposited) with Escrow Holder (i) cash sufficient to pay the “Closing Costs” (defined below), (ii) that certain Contribution Agreement, dated as of the Effective Date (the “Indemnity and Contribution Agreement”), originally executed by AG Realty Fund VIII, L.P. and AG Realty Fund VIII (A), L.P., each a Delaware limited partnership, (iii) originals executed by AG-POP CS 3800 Owner, AG-POP CS 3838 Owner and/or AG-POP CS 4000 Owner (collectively, the “New Owners”) of any of the documents or instruments referenced in Section 1(b) and 1(c) above (collectively, the “Closing Deliveries”) requiring their respective signatures, (iv) such other documents as are customarily required by Escrow Holder in connection with real estate closings, and (v)  management agreements, in the forms of Exhibit Q attached hereto (the “Management Agreements”), executed by each of the New Owners, covering each of the Properties (as applicable).

(e)           Deliveries by POP Member.  On or before the Effective Date, the POP Member shall deposit (or shall cause to be deposited) with Escrow Holder (i) the Contribution Agreement, originally executed by James C. Reynolds, and (ii) the Management Agreements, originally executed by Pacific Office Management, Inc., a Delaware corporation (“POP Manager”), covering each of the Properties (as applicable).

(f)           Release and Recordation of Documents.  Concurrently with the Effective Date, the parties shall instruct Escrow Holder to (subject to, and in accordance with, any separate escrow instructions of such parties (or their respective counsels) to Escrow Holder) simultaneously (i) cause the recordation of the Unit Deeds and the Assignment of Declarant’s Rights, (ii) cause the Title Company to issue the Unit 1 Title Policy, the Unit 2 Title Policy and the Unit 3 Title Policy (collectively, the “Title Policies”), (iii) release one duplicate original of each fully executed Management Agreement to each of the New Owners and POP Manager (as applicable) and (iv) release one duplicate original of each fully executed Indemnity and Contribution Agreement to the AG Members (or to such party as the AG Members may instruct) and the POP Member (or to such party as the POP Member may instruct).

2.           Mezzanine Loan.  Prior to the Effective Date, Pacific Office Properties Trust/Mezzanine, LLC, a Delaware limited liability company (the “Mezzanine Borrower”), which entity is the sole member of each of the Owners, and City Square Otera LLC, a Delaware limited liability company (as successor-in-interest to CWCapital LLC, a Massachusetts limited liability company (“CW”), the “Mezzanine Lender”), have entered into that certain Omnibus Termination of Mezzanine Loan Documents and Release (the “Mezzanine Modification Agreement”), pursuant to which (among other things) the Mezzanine Lender has, in connection with that certain mezzanine loan made to the Mezzanine Borrower on August 18, 2005, in the original principal amount of $28,500,000 (the “Mezzanine Loan”), agreed (subject to the terms and conditions set forth therein) to accept a modified principal amount as repayment thereof in lieu of the amounts outstanding thereunder, and, upon payment of such modified principal amount, such Mezzanine Loan shall be paid off and satisfied in full.  In connection with the foregoing, AG-POP Parent is causing the payoff of the Mezzanine Loan and, solely with respect to the payment of the reduced outstanding principal balance of the Mezzanine Loan set forth in the Mezzanine Modification Agreement and no other obligation, AG-POP Parent is agreeing to assume the Mezzanine Loan as it relates to such payment obligation and the Release of the Mezzanine Security Instruments (as hereinafter defined) immediately following the occurrence of the items in Section 1(f) above (including, without limitation, the recordation of the Unit Deeds), which release shall be processed through Escrow Holder in such manner as is mutually acceptable to the Mezzanine Borrower and the New Owners, including, without limitation, pursuant to that certain Escrow Instruction Letter, dated as of the Effective Date, made by the Mezzanine Borrower, Mezzanine Lender, the New Owners and certain other parties thereto, and acknowledged and accepted by Escrow Holder (the “Escrow Instruction Letter”).  For the purposes of this Agreement, the “Release of the Mezzanine Security Instruments” shall mean the execution, delivery and, as appropriate, recording of all of the documents set forth in Section IV of the Escrow Instruction Letter, with the result that the assignments, financing statements and other security instruments and documents securing and evidencing the Mezzanine Loan (the “Mezzanine Security Instruments”) are released (by recorded instrument(s) as applicable). Notwithstanding the foregoing, POP Member acknowledges and agrees that except for the foregoing agreement to pay the reduced outstanding principal balance of the Mezzanine Loan (as set forth in the Mezzanine Modification Agreement), (a) none of AG-POP Parent, AG-POP CS 3800 Owner, AG-POP CS 3838 Owner, AG-POP CS 4000 Owner, any AG Member, Manager (as defined in that certain Limited Liability Company Operating Agreement of AG-POP Parent, dated as of the date hereof (the “LLC Agreement”)) (such entities, collectively, the “AG Parties”, and each, an “AG Party”), and/or any Related Party (as hereinafter defined) is otherwise assuming any of the other obligations or liabilities under the documents pertaining to the Mezzanine Loan or under the Mezzanine Security Instruments, and (b) no AG Party and/or any Related Party of any AG Party (other than POP Member) shall be liable in any manner to the Mezzanine Lender (or any affiliate thereof) in connection with any matter directly or indirectly related to the Mezzanine Loan (including, without limitation, any matter set forth in the Mezzanine Security Instruments).  In furtherance of the foregoing, except for the foregoing agreement to pay the reduced outstanding principal balance of the Mezzanine Loan (as set forth in the Mezzanine Modification Agreement), POP Member agrees to indemnify and hold harmless each AG Party and any Related Party of any AG Party (other than POP Member), from and against any damage, loss, cost or expense (including, without limitation, reasonable attorneys’ fees and costs incurred in the enforcement of the foregoing indemnity) arising out of any claim related in any manner to the Mezzanine Loan.  The foregoing indemnification obligation shall survive the execution and delivery of this Agreement indefinitely.  As used herein, the term “Related Parties” shall mean (i) any direct or indirect predecessor, successor, assign, heir, executor, affiliate, principal, administrator, agent, attorney, officer, director, employee, representative, participant, trustee, shareholder, member, managing member, partner or manager of the person or entity in question, (ii) any corporation, partnership, limited liability company, trust, fund or other entity controlling, controlled by or under common control with the person or entity in question or any affiliate of the person or entity in question (whether directly or indirectly through one or more intermediaries), and (iii) any direct or indirect predecessor, successor, assign, heir, executor, affiliate, principal, administrator, agent, attorney, officer, director, employee, representative, participant, trustee, shareholder, member, managing member, partner or manager of the person or entity in clause (ii) of this definition (each of the foregoing referred to individually, as a “Related Party”).

3.           Mortgage Loan.  Concurrently with the Effective Date, pursuant to that certain Mortgage Loan Assumption and Modification Agreement, dated as of the Effective Date (the “Loan Assumption Agreement”, by and among the New Owners, City Square Otera LLC and certain other parties, each of the New Owners is assuming that certain mortgage loan (the “Mortgage Loan”) originally made to the Owners by CW, on August 18, 2005, in the original principal amount of Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($27,500,000.00) (the “Loan Assumption”), which Mortgage Loan (i) is evidenced and secured by, among other things, that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, Fixture Filing, dated as of August 18, 2005 (as may be heretofore and hereinafter amended and assigned, the “Deed of Trust”), covering the Properties, and (ii) on the Effective Date, is being acquired by City Square Otera LLC from Wells Fargo Bank, N.A., as Trustee for the registered holders of GMAC Commercial Mortgage Securities, Inc., Mortgage Pass-Through Certificates, Series 2006-C1 (as the successor-in-interest to CW).  Notwithstanding the foregoing, each of POP Member, Unit 1 Owner, Unit 2 Owner and Unit 3 Owner acknowledges and agrees that (a) none of the AG Parties and/or any Related Party have assumed any obligations or liabilities arising from the Mortgage Loan, except as specifically assumed by the New Owners in connection with the Loan Assumption, and except as provided in the Indemnity and Contribution Agreement, and (b) no AG Party and/or any Related Party of any AG Party (other than POP Member) shall be liable in any manner to City Square Otera LLC (or any affiliate thereof) in connection with any matter directly or indirectly related to the Mortgage Loan, except as specifically set forth in the Loan Assumption Agreement and/or any other agreement expressly assumed by the New Owners in connection with the Loan Assumption (subject to the Loan Assumption Agreement).  Each of POP Member, Unit 1 Owner, Unit 2 Owner and Unit 3 Owner agrees to indemnify and hold harmless each AG Party and any Related Party of any AG Party (other than POP Member), from and against any damage, loss, cost or expense (including, without limitation, reasonable attorneys’ fees and costs incurred in the enforcement of the foregoing indemnity) arising out of or with respect to any claim related to the Mortgage Loan, which, in each case, is caused by any acts, omissions or events of the Unit 1 Owner, Unit 2 Owner or Unit 3 Owner (or any of their respective affiliates) occurring prior to the Effective Date.  The foregoing indemnification obligation shall survive the execution and delivery of this Agreement indefinitely.

4.           Costs and Expenses; Prorations.

(a)           The costs and expenses of the Title Policies, recording fees, conveyance taxes payable in connection with the recordation of the Unit 1 Deed, the Unit 2 Deed, the Unit 3 Deed and the Assignment of Declarant’s Rights, escrow fees, legal fees and all other customary charges in connection with the Closing, as and to the extent such costs and fees are more particularly set forth in that certain settlement statement, dated as of April 29, 2011, executed by New Owners and Owners (collectively, “Closing Costs”), shall be paid by AG-POP Parent.  It being agreed by the parties hereto that any costs and expenses incurred by such parties (or their affiliates) that do not constitute Closing Costs shall be borne by the party incurring such costs and expenses (unless otherwise agreed to by AG-POP Parent in its sole discretion).  In addition to the foregoing, AG-POP Parent agrees to pay certain accrued expenses with respect to the Property which are itemized on Exhibit U attached hereto (including security deposits to the extent listed on the Rent Roll (as defined on Exhibit K)); provided, however, that any accrued expenses with respect to the Property (or any portion thereof) which are not set forth on Exhibit U shall remain the sole responsibility of the parties that were liable for such accrued expenses prior to the Effective Date (and POP Member agrees to indemnify and hold harmless each AG Party and any Related Party of any AG Party (other than POP Member) from and against any damage, loss, cost or expense (including, without limitation, reasonable attorneys’ fees and costs incurred in the enforcement of the foregoing indemnity)) arising out of any claim related to the breach of the foregoing obligation.  The foregoing indemnification obligation shall survive the execution and delivery of this Agreement indefinitely.

(b)           The parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement or the LLC Agreement, all right, title and interest to (i) the entire balance contained in that certain Account (as defined in the Existing Rent Account Agreement (as defined in the Loan Assumption Agreement)) (which amount is estimated to be $24,617.94) and (ii) the entire balance contained in that certain Central Account (as defined in the Existing Cash Management Agreement Agreement (as defined in the Loan Assumption Agreement)) (which amount is estimated to be $790,560.32)  shall each be the sole property of the POP Member to the extent same is held and released by Lender (as defined in the Loan Assumption Agreement), and subject to the terms of the Loan Assumption Agreement (including any limitation on the rights of New Borrower (as defined in the Loan Assumption Agreement) with respect to such amounts as may be provided therein), each of the Owners and AG-POP Parent (on behalf of New Borrower) agree to reasonably cooperate with each other (as requested by each party from time to time) in order to cause the  disbursement and release of the foregoing amounts held by Lender to POP Member (or its designee).  AG-POP Parent agrees to disburse to POP Member (or its designee) any such amount as described in this paragraph received by it promptly upon receipt of any such amount (for the avoidance of any doubt, such disbursements shall not be accounted for as distributions to the POP Member pursuant to the LLC Agreement or otherwise).

(c)           Except for the amounts specifically described in Section 4(b) above, any other rights (if any) of the Owners with respect to any other Reserves (as defined in the Deed of Trust) (including any amounts therein) shall be and hereby are assigned to AG-POP Parent (or, if designated by AG-POP Parent, the New Owners).

(d)           In addition, on the Effective Date, the Owners agree to transfer the entire amount contained in the existing security deposit account currently owned by the Owners for the Property (which amount is estimated to be $444,990) to a new security deposit account for the Property designated by AG-POP Parent.

5.           Tax Reduction Proceedings.  The Owners hereby transfer to each of the New Owners (as applicable) all of such Owners’ right, title and interest in, to and under the pending proceedings described on Exhibit R and the Owners shall reasonably cooperate with the New Owners to file or submit any necessary stipulation or other document in connection with such transfer.  The Owners acknowledge that from and after the Effective Date, AG-POP Parent and the New Owners shall have the sole right to prosecute and/or settle such pending proceedings, and any proceeds received by or on behalf of the Owners in connection therewith shall inure to the benefit of AG-POP Parent and the New Owners, to the extent that such proceeds relate to the period of time following the Effective Date.

6.           Representations and Warranties.  The Owners and POP Member are jointly and severally making the representations and warranties set forth on Exhibit K attached hereto to (i) the AG Members, (ii) the New Owners, and (iii) AG-POP Parent, which representations and warranties shall expire nine (9) months after the Effective Date.  The parties acknowledge that any claims for damages resulting from the breaches of any representations and warranties set forth in Exhibit K shall be subject to offset rights set forth in the LLC Agreement (and as more particularly set forth in the LLC Agreement); provided, however, such offset rights shall not limit any other right or remedy available to AG-POP Parent (on its own behalf and/or on behalf of any of the New Owners and/or on behalf of the AG Members) or the AG Members at law or in equity (including, without limitation, injunctive or other equitable relief) as a result of the occurrence of any breach of any representations and warranties set forth in Exhibit K.

7.           Assignment.  No party may assign or transfer any of its respective rights or obligations under this Agreement without the consent of all of the other parties, which consent may be withheld by any party in its sole and absolute discretion.

8.           Notices.  Any notice to be given hereunder (each, a “Notice” or a “notice”) shall be in writing and shall be either (a) transmitted by certified or registered mail, return receipt requested, postage prepaid, (b) transmitted by personal delivery, (c) transmitted by nationally recognized overnight courier service or (d) transmitted by facsimile transmission.  Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given (i) five (5) business days after the date of posting if transmitted by certified or registered mail, (ii) the date of delivery if transmitted by personal delivery, (iii) the first business day after the date of posting if delivered by recognized national overnight courier service, or (iv) if transmitted by facsimile, the date of transmission if confirmed electronic answerback is received by the sender on or prior to 5:00 p.m. (New York City time) on a business day, and if such electronic answerback is received by the sender later than 5:00 p.m. (New York City time) on a business day, then the first business day after such confirmed electronic answerback is received.  Notices hereunder shall be directed:

To the AG Members, at: c/o Angelo, Gordon & Co., L.P. 2000 Avenue of the Stars, Suite 1020 Los Angeles, California 90067 Attention: Will Abbate Facsimile Number: (310) 246-0796

And an additional copy at the same time to: c/o Angelo, Gordon & Co., L.P. 245 Park Avenue, 26th Floor New York, New York 10167 Attention: Adam R. Schwartz Facsimile Number: (212) 867-5436

And an additional copy at the same time to: Duval & Stachenfeld LLP 101 Park Avenue, 11th Floor New York, New York 10178 Attention: Terri L. Adler, Esq. Facsimile Number: (212) 883-8883

To the Owners or POP Member: 10188 Telesis Court San Diego, California 92121 Attention: Matthew J. Root and James R. Ingebritsen Facsimile Number: (858) 882-9515

With a copy at the same time to: Foley & Lardner LLP 402 W. Broadway, Suite 2100 San Diego, California 92101 Attention: Peter J. Elias, Esq. Facsimile Number: (619) 234-3510

And an additional copy at the same time to:
Pacific Office Properties, L.P.
233 Wilshire Boulevard, Suite 310
Santa Monica, California 90401
Attention:  Tamara Edwards, Esq.
Facsimile Number:  (310) 395-2741

9.           Reporting Person.  The parties hereby designate Escrow Holder as the “reporting person” for purposes of Section 6045(e) of the Internal Revenue Code.

10.           Possession, Books and Records.  Upon the Effective Date, each Owner is delivering possession of its respective Property to each New Owner (as applicable) along with originals or best available copies of all leases, service contracts and other books and records regarding the operation of its respective Property in such Owner’s possession.

11.           Certain Tax Matters.

(a)           Each of the parties to this Agreement acknowledges and agrees that the transfers of the Properties to the New Owners pursuant to this Agreement are intended to be treated and classified for U.S. federal and applicable state and local tax purposes as contributions of the Unit 1 Property, the Unit 2 Property and the Unit 3 Property to AG-POP Parent subject to the Senior Loan, and with AG-POP Parent assuming the Mezzanine Loan (solely with respect to the payment of the reduced outstanding principal balance of the Mezzanine Loan as set forth in the Mezzanine Modification Agreement and no other obligation), pursuant to Section 721 of the Code, and that the Mezzanine Loan and the Senior

Loan are treated as “qualified liabilities” within the meaning of Regulations Section 1.707-5(a)(1).  Each of the parties hereto agrees to file all tax returns in a manner which is consistent with the preceding sentence unless otherwise required as a result of a “determination” as defined in Section 1313(a) of the Code (or any similar state or local provision).

(b)           AG-POP Parent shall utilize the “traditional method” (as described in Regulations Section 1.704-3(b)) for purposes of making “Section 704(c) allocations” among the members of AG-POP Parent (as described in such Regulations) relating to the Property, including allocations of depreciation and amortization deductions with respect thereto, provided such method does not result in the AG Members being allocated items of income or gain greater than or items of deductions less than what the AG Members would have been allocated had AG-POP Parent initially purchased the Property for an amount of cash equal to the reduced amount of the Mezzanine Loan (as described in the Payoff Letter) plus the amount of the Senior Loan being assumed by AG-POP Parent.

(c)           To the extent permitted by applicable tax laws and regulations, AG-POP Parent agrees that if all or any portion of the assets of AG-POP Parent are at any time directly or indirectly encumbered by indebtedness which is nonrecourse within the meaning of Section §1.752-1 of the U.S. Treasury Regulations promulgated under the Code (the “Regulations”), then for the purpose of determining each of the share of AG-POP Parent’s nonrecourse debt which are allocated to each of AG-POP Parent’s members pursuant to Regulations Section 1.752-3(a)(3), AG-POP Parent shall first allocate to POP Member an amount of such nonrecourse liabilities equal to the amount of built-in gain that is allocable to such POP Member pursuant to Section 704(c) of the Internal Revenue Code with respect to such assets (as defined under Regulations Section 1.704-3(a)(3)(ii)) to the extent that such built-in gain exceeds the gain described in Regulations Section 1.752-3(a)(2) which is allocated to POP Member with respect to such asset, provided, however, that to the extent that the AG Members’ distributive share of loss would not be allowed in a taxable year as a result of the application of Section 704(d) of the Code, then AG-POP Parent shall not be required to apply such method for allocating nonrecourse liabilities.

(d)           AG-POP Parent agrees to reasonably cooperate with POP Member in order to calculate the anticipated allocations of AG-POP Parent’s nonrecourse liabilities (within the meaning of Section 752 of the Code and the Regulations promulgated thereunder) among the members of AG-POP Parent and/or in order to permit POP Member to guarantee all or any portion of such nonrecourse liabilities (as requested by POP Member from time to time), in each case as may be reasonably necessary to mitigate potential adverse tax consequences otherwise arising to POP Member.

(e)           Notwithstanding anything in the LLC Agreement to the contrary, the parties to this Agreement acknowledge and agree that AG-POP Parent shall specially allocate to POP Member any “cancellation of indebtedness” income (if any) that it is required to recognize under any applicable tax law as a result of the repayment of the Mezzanine Loan, provided, however, that AG-POP Parent shall notify the POP Member of such allocations prior to filing any tax returns containing such income, and provided, further, that to the extent such cancellation of indebtedness is required to be recognized, then, to the extent such amounts qualify for one or more elections under the Code which may be made at the partner level pursuant to Section 108 of the Code (or comparable provisions of applicable state or local tax laws), then AG-POP Parent agrees to reasonably cooperate with the POP Member in the event POP Member notifies AG-POP Parent of its intention to make one or more of such elections.

(f)           All parties to this Agreement agree, upon request, to use their commercially reasonable efforts to obtain any certificates or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including with respect to the transactions contemplated hereby).

12.           Waiver Of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY TO THIS AGREEMENT, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  ANY PARTY TO THIS AGREEMENT IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY ANY OTHER PARTY HEREUNDER.

13.           Submission to Jurisdiction.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, STATE OF NEW YORK, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  AG-POP PARENT MAY, IN ITS SOLE DISCRETION, ELECT THE STATE OF NEW YORK, NEW YORK COUNTY, OR THE UNITED STATES OF AMERICA, FEDERAL DISTRICT COURT HAVING JURISDICTION OVER NEW YORK COUNTY, STATE OF NEW YORK, AS THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM.  THE FOREGOING SHALL NOT, HOWEVER, HAVE THE EFFECT OF PROHIBITING AG-POP PARENT FROM BRINGING AN ACTION AGAINST ANY OTHER PARTY TO THIS AGREEMENT ARISING OUT OF THIS AGREEMENT IN ANY OTHER COURT OR VENUE.

14.           Further Assurances.  Subsequent to the Closing, each party hereunder shall execute and deliver to the other, such further documents and instruments as either party may request of the other in order to confirm or implement the terms of this Agreement.

15.           Miscellaneous.  Each party hereto shall at the request of any other party hereto, furnish such further information and execute and deliver such additional documents and instruments as may be reasonably requested for the purpose of carrying out the intent of this Agreement.  If any legal action or other proceeding (or appeal therefrom) is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.  This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  Executed copies of this Agreement may be delivered by facsimile or electronically via email and in .pdf format, with originals to follow.  All periods of time referred to in this Agreement shall include Saturdays, Sundays and state or national holidays, unless the period of time specifies business days, provided that if the date or last date to perform any act or give any notice or approval shall fall on a Saturday, Sunday or state or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or state or national holiday.  This Agreement shall be binding upon and shall inure to the benefit of all the parties hereto, their respective beneficiaries, successors and assigns.  Each party signing this Agreement on behalf of an entity represents and warrants that he or she has full authority to do so and the signature of no other party is necessary for this Agreement to be effective.  Headings at the beginning of each numbered section of the Agreement are solely for the convenience of the parties and are not a part of this Agreement.  This Agreement, the Closing Deliveries, the Management Agreements and the LLC Agreement contain all of the agreements of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose.  No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.  If any of the provisions contained in this Agreement should be held invalid, illegal or unenforceable by a court of competent jurisdiction, such provision(s) shall be reformed by such court to the minimum extent possible to render it valid, legal and enforceable (if possible), and the validity, legality and enforceability of the remaining portions hereof shall not in any way be affected or impaired.  Time is of the essence under this Agreement and any amendment, modification or revision of it.  Except as otherwise provided, this Agreement is for the sole benefit of the parties hereto, and nothing herein, express or implied, shall give or be construed to give any Person, other than the parties hereto, any legal or equitable rights hereunder.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the Effective Date.

UNIT 1 OWNER:	PACIFIC OFFICE PROPERTIES TRUST/3800 N. CENTRAL, LLC a Delaware limited liability company

	By:	Pacific Office Properties Trust/Mezzanine, LLC a Delaware limited liabilty company, its Sole Member

	By:	STIRR N. Central, LLC a Delaware limited liability company, its Sole Member

	By:	JCR Manager, LLC, a Delaware limited liabiltiy company, its non-member Manager

By: /s/ Michael Burer
Michael Burer
Treasurer

UNIT 2 OWNER:	PACIFIC OFFICE PROPERTIES TRUST/3838 N. CENTRAL, LLC a Delaware limited liability company

	By:	Pacific Office Properties Trust/Mezzanine, LLC a Delaware limited liabilty company, its Sole Member

	By:	STIRR N. Central, LLC a Delaware limited liability company, its Sole Member

	By:	JCR Manager, LLC, a Delaware limited liabiltiy company, its non-member Manager

By: /s/ Michael Burer
Michael Burer
Treasurer

UNIT 3 OWNER:	PACIFIC OFFICE PROPERTIES TRUST/4000 N. CENTRAL, LLC a Delaware limited liability company

	By:	Pacific Office Properties Trust/Mezzanine, LLC a Delaware limited liabilty company, its Sole Member

	By:	STIRR N. Central, LLC a Delaware limited liability company, its Sole Member

	By:	JCR Manager, LLC, a Delaware limited liabiltiy company, its non-member Manager

By: /s/ Michael Burer
Michael Burer
Treasurer

POP MEMBER:	PACIFIC CITY SQUARE, LLC a Delaware limited liability company

	By:	Pacific Office Properties, L.P. a Delaware limited partnership, its Manager

	By:	Pacific Office Properties Trust, Inc., a Maryland corporation, its Manager

By: /s/ Michael Burer
Michael Burer
Chief Financial Officer

AG VIII MEMBER:	AGR VIII CS MEMBER, L.L.C. a Delaware limited liability company

	By:	AG Real Estate Manager, Inc. a Delaware corporation, its Manager

By: /s/ Christina Lyndon
Christina Lyndon
Vice President

AG VIII (A) MEMBER:	AGR VIII (A) CS MEMBER, L.L.C. a Delaware limited liability company

	By:	AG Real Estate Manager, Inc. a Delaware corporation, its Manager

By: /s/ Christina Lyndon
Christina Lyndon
Vice President

AG-POP PARENT:	AG-POP CS PARENT, L.L.C. a Delaware limited liability company

	By:	AG Real Estate Manager, Inc. a Delaware corporation, its Manager

By: /s/ Christina Lyndon
Christina Lyndon
Vice President

Exhibits

Exhibit A-1	- Legal Description of Unit 1 Land
Exhibit A-2	- Legal Description of Unit 2 Land
Exhibit A-3	- Legal Description of Unit 3 Land
Exhibit B	- Form of Deed
Exhibit C	- Form of Bill of Sale and Assignment
Exhibit D	- Form of Tenant Notice Letters
Exhibit E	- Form of Contract Notice Letters
Exhibit F-1	- Form of Required Notice (Maintenance Agreement)
Exhibit F-2	- Form of Required Notice (Parking Agreement)
Exhibit F-3	- Form of Required Notice (Condo Association)
Exhibit G	- Form of FIRPTA Affidavit
Exhibit H	- Rent Roll
Exhibit I	- Form of Non-Imputation Affidavit
Exhibit J	- Form of Owner’s Affidavit
Exhibit K	- Representations and Warranties
Exhibit L	- Disclosures
Exhibit M	- Contracts, Agreements and Leases for Equipment
Exhibit N	- Insurance Policies
Exhibit O	- Intentionally Omitted
Exhibit P	- Form of Assignment of Declarant’s Rights
Exhibit Q	- Management Agreement
Exhibit R	- Tax Reduction Proceedings
Exhibit S-1	- Current Board Designees
Exhibit S-2	- Forms of Acceptance Letters and Resignation Letters
Exhibit T	- Board of Directors Consent
Exhibit U	- Liabilities